UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2014

CLEANTECH INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35002	98-0516425
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China		112616
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (86) 0410-6129922

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on July 24, 2013 CleanTech Innovations, Inc. (the “Company”) received a written notification from the NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that it had failed to comply with NASDAQ Listing Rule 5550(a)(2) (the “Rule”) because the closing bid price per share of its common stock was below the $1.00 minimum bid price requirement for continued listing of its common stock.

In accordance with NASDAQ’s Marketplace Rule 5810(c)(3)(A), the Company had a period of 180 calendar days, or until January 17, 2014, to regain compliance with the Rule.  Subsequently, on January 17, 2014, the Company was provided an additional 180 calendar days, or until July 21, 2014, to regain compliance. On July 14, 2014, the Company effected a one-for-three reverse stock split, as previously disclosed in a Form 8-K filed on July 3, 2014. For ten consecutive business days following the reverse stock split, the Company’s share price achieved a $1 closing bid price.  However, from July 28, 2014 through August 4, 2014, the Company’s shares failed to meet the $1.00 per share closing bid price requirement.  On August 4, 2014, NASDAQ notified the Company by letter that the Company had not demonstrated compliance with the Rule and, as a result, issued a delisting determination to delist the Company’s common stock from the NASDAQ Capital Market.

NASDAQ’s delisting determination will not immediately result in the delisting of the Company’s common stock.  The Company has appealed the delisting determination and a hearing before the NASDAQ Hearing Panel is scheduled for September 4, 2014.  Under NASDAQ rules, the delisting of the Company’s common stock will be stayed during the pendency of the appeal. The Company’s common stock will continue to list on the NASDAQ Capital Market while such appeal is pending. However, there can be no assurance that the NASDAQ Hearing Panel will grant the Company’s request for continued listing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANTECH INNOVATIONS, INC.

Date: August 8, 2014	By: /s/ Terry McEwen
Name: Terry McEwen
Title: Chief Executive Officer